UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a – 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Seasons Bancshares, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Seasons Bancshares, Inc. Common Stock

(2)	Aggregate number of securities to which transaction applies:

1,032,890 shares of Seasons Bancshares, Inc. Common Stock and options and warrants to purchase 294,002 shares of Seasons Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The fee was determined by multiplying $0.000107 by $16,933,360, the aggregate transaction value.

(4)	Proposed maximum aggregate value of transaction:

$16,933,360

(5)	Total fee paid:

$1,811.87

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Seasons Shareholders:

We are writing to you today about our proposed merger, on revised terms, with Cadence Financial Corporation. The boards of directors of Cadence Financial Corporation and Seasons Bancshares, Inc. have each agreed to a merger that will result in Seasons merging with a wholly-owned subsidiary of Cadence.

You will be asked to vote on the merger at a special meeting of shareholders to be held on November 10, 2006 at 10:00 a.m., local time, at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia 30512. We cannot complete the merger unless the holders of a majority of the shares of Seasons common stock outstanding on October 20, 2006, the record date for the special meeting, vote in favor of approval and adoption of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement. We urge you to read this proxy statement carefully and in its entirety. Your board of directors recommends that you vote FOR the approval and adoption of the merger agreement.

Subject to certain exceptions described in this proxy statement, if the merger is completed, then you will receive $15.00 for each Seasons share that you own. Holders of Seasons common stock and Seasons stock options and warrants shall collectively receive, in the aggregate, merger consideration in the form of cash equal to approximately $16,940,000.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card using the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card or do not vote in person at the meeting, the effect will be the same as a vote against the merger.

You should read this entire proxy statement carefully because it contains important information about the merger.

We very much appreciate and look forward to your support.

Sincerely,

William L. Sutton	Robert M. Thomas, Jr.
Chief Executive Officer Seasons Bancshares, Inc.	Chairman of the Board Seasons Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of the merger or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 23, 2006, and it is first being mailed or otherwise delivered to Seasons shareholders on or about October 24, 2006.

PLEASE NOTE

This document, which is sometimes referred to as a “proxy statement,” constitutes a proxy statement of Seasons Bancshares, Inc. with respect to the solicitation of proxies from Seasons shareholders for the special meeting described herein.

We have not authorized anyone to provide you with any information other than the information included in this proxy statement and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement has been prepared as of the date on the cover page. There may be changes in the affairs of Cadence or Seasons after that date that are not reflected in this proxy statement.

As used in this proxy statement: (i) the terms “Cadence” and “Seasons” refer to Cadence Financial Corporation and Seasons Bancshares, Inc., respectively, and, where the context requires, to Cadence and Seasons and their respective subsidiaries, including Cadence Bank, N.A. and Seasons Bank; and (ii) the term “merger agreement” refers to the merger agreement, as amended and restated, which governs the merger of Seasons with and into Cadence, dated as of September 22, 2006.

The descriptions of the merger agreement in this proxy statement have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating the risk between the respective parties rather than establishing matters as facts.

336 Blue Ridge Street

Blairsville, Georgia 30512

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Seasons Bancshares, Inc. will be held at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia 30512 on November 10, 2006 at 10:00 am, local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, as amended and restated, among Cadence Financial Corporation, Cadence Financial Corporation of Georgia and Seasons Bancshares, Inc., dated September 22, 2006, pursuant to which Cadence will acquire Seasons through the merger of Seasons with a wholly-owned subsidiary of Cadence. A copy of the merger agreement is attached to the accompanying proxy statement as Appendix A.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn or postpone the special meeting to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Only shareholders of record at the close of business on October 20, 2006 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope.

Your board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors,

William L. Sutton, CEO	Robert M. Thomas, Jr., Chairman

October 23, 2006

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the agreement and plan of merger as amended and restated by and between Cadence and Seasons, dated as of September 22, 2006, which provides for the merger of Seasons with a wholly-owned subsidiary of Cadence whereby Seasons will become a wholly-owned subsidiary of Cadence. Immediately after the merger, Seasons will merge into Cadence and Seasons Bank will merge with and into Cadence Bank.

Q:	Why are Seasons and Cadence proposing to merge?

A:	The board of directors of each of Cadence and Seasons believes that a combination of the two companies is in the best interests of its respective company. From Seasons’ perspective, the Seasons board of directors believes that the merger presents a more favorable opportunity for Seasons to maximize value for its shareholders than Seasons continuing to operate on a stand-alone basis. See “The Merger—Reasons for the Merger: Seasons’ Reasons for the Merger” beginning on page 12 and “The Merger— Reasons for the Merger: Cadence’s Reasons for the Merger” beginning on page 19.

Q:	How does my board of directors recommend I vote on the proposal?

A:	Your board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, you will receive, for each share of Seasons common stock that you own, $15.00 in cash. Holders of Seasons common stock and options to acquire Seasons common stock will collectively receive cash consideration in the amount of approximately $16,940,000.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. You will receive a letter of transmittal with instructions for you to send in your stock certificate(s) to Computershare Trust Company. You will receive the merger consideration as soon as reasonably practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, Computershare Trust Company will promptly return your stock certificate(s) to you.

Q:	What are the tax consequences of the merger to me?

A:	For United States federal income tax purposes, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of Seasons common stock.

Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all shareholders.

Q:	Who is entitled to vote at the Seasons special meeting?

A:	Seasons shareholders of record at the close of business on October 20, 2006, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a Seasons shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the Seasons special meeting.

Q:	How many votes do I have?

A:	Each share of common stock that you own as of the record date entitles you to one vote. On October 1, 2006, there were 1,032,890 outstanding shares of Seasons common stock. As of the record date, Seasons directors and executive officers and their affiliates beneficially owned approximately 25.5% of the outstanding shares of Seasons common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of Seasons common stock must vote in favor of the merger agreement in order for the merger to be approved.

Q:	How do I vote?

A:	After you have carefully read this proxy statement, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. If you are a record owner of shares of Seasons common stock on the record date for the special meeting, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote against the merger. If you do not send in your proxy card or if you send it in but indicate that you “abstain” from voting, it will have the effect of a vote against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker how to vote your shares with respect to the merger will be the equivalent of voting against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of Seasons a later-dated, signed proxy card before the Seasons special meeting. Second, you may attend Seasons’ special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of Seasons prior to Seasons’ special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Do I have dissenter’s rights in connection with the merger?

A:	Yes. Under Georgia law, Seasons shareholders have the right to exercise dissenter’s rights with respect to the merger and receive a payment in cash for the value of their shares of Seasons common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not exercise dissenter’s rights. To perfect your dissenter’s rights, you must precisely follow the required statutory procedures. See “The Merger—Statutory Provisions for Dissenter’s Rights of Shareholders” at page 20 and the information attached at Appendix B.

Q:	When do you expect to complete the merger?

A:	We are working towards completing the merger as quickly as possible and currently expect that the merger will be completed during the fourth quarter of 2006.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement?

A:	You should call the following:

Seasons Bancshares, Inc.

336 Blue Ridge Street

Blairsville, Georgia

(706) 745-5588

Attention: William L. Sutton

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement, its appendices and the other documents to which we have referred you for a more complete understanding of the merger. You may obtain the information about Cadence that is incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 29. Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, the merger agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. Unless the context requires otherwise, the terms “we,” “our,” and “us” refer to Cadence and Seasons together.

The Parties

Information About Cadence

Cadence is a financial holding company, organized under the laws of the State of Mississippi and headquartered in Starkville, Mississippi. Cadence’s operations are primarily conducted through its wholly owned subsidiary Cadence Bank, N.A., a national bank (“Cadence Bank”), and its 30 full service bank facilities located in Mississippi, Alabama and Tennessee. In addition, Cadence recently completed its acquisition of SunCoast Bancorp, Inc. (“SunCoast”) and its subsidiary bank SunCoast Bank, which has three locations in the Sarasota, Florida area. Through Cadence Bank, Cadence offers a range of lending services, including real estate, commercial and consumer loans, to individuals, small- and medium-sized businesses and other organizations located throughout its markets. Cadence complements its lending operations with an array of retail and commercial deposit products and fee-based services to support its clients. Some of these services are provided by two of Cadence’s wholly owned subsidiaries—Galloway-Chandler-McKinney Insurance Agency, Inc. and NBC Insurance Services of Alabama. Cadence’s third subsidiary, NBC Service Corporation, also has a wholly owned subsidiary named Commerce National Insurance Company.

As of June 30, 2006, Cadence had consolidated total assets of $1.57 billion, consolidated total loans of approximately $917.7 million, consolidated total deposits of approximately $1.20 billion and consolidated shareholders’ equity of approximately $165.8 million.

The principal executive offices of Cadence are located at:

301 East Main Street

Starkville, Mississippi 39759

(662) 343-1341

Cadence Financial Corporation of Georgia is a Mississippi corporation formed on September 22, 2006 as a wholly-owned subsidiary of Cadence. This merger subsidiary will be merged with and into Seasons, and Seasons will be a wholly-owned subsidiary of Cadence. Thereafter, Seasons will be merged with and into Cadence.

Information About Seasons

Seasons is a registered bank holding company, organized under the laws of the State of Georgia and headquartered in Blairsville, Georgia. All of Seasons’ operations are conducted through its wholly owned subsidiary Seasons Bank, a Georgia state-chartered bank. Seasons Bank currently provides banking services through two banking locations.

As of June 30, 2006, Seasons had consolidated total assets of approximately $86.6 million, consolidated total loans of approximately $75.3 million, consolidated total deposits of approximately $73.5 million and consolidated shareholders’ equity of approximately $7.8 million.

The principal executive offices of Seasons are located at:

336 Blue Ridge Street

Blairsville, Georgia 30514

(706) 745-5588

Seasons Special Shareholders’ Meeting (Page 9)

A special meeting of the shareholders of Seasons will be held on November 10, 2006 at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia at 10:00 a.m. local time. At the special meeting, Seasons shareholders will consider and vote on a proposal to adopt and approve the merger by and between Cadence and Seasons, dated as of September 22, 2006. Seasons shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Seasons Record Date and Voting (Page 9)

You are entitled to vote at the special meeting if you were the record owner of shares of Seasons common stock as of the close of business on October 20, 2006, the record date established for the special meeting. You are entitled to one vote for each share of Seasons common stock you owned of record on the record date.

On October 1, 2006, a total of 1,032,890 votes were eligible to be cast at the Seasons special meeting.

Approval of a Majority of Outstanding Seasons Shares Required to Approve Merger (Page 9)

Holders of at least a majority of the outstanding shares of common stock of Seasons entitled to vote at the meeting must vote to approve the merger agreement in order for it to be adopted. A majority of the issued and outstanding Seasons shares must be present in person or by proxy for any vote to be valid.

The Merger (Page 11)

The merger agreement provides for the merger of a wholly-owned subsidiary of Cadence with and into Seasons, and Seasons will become a wholly-owned subsidiary of Cadence. Immediately thereafter, Seasons will merge into Cadence and Seasons Bank will merge with and into Cadence Bank. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the entire merger agreement, including the appendices attached to the merger agreement, because it is the principal legal document that governs the transaction.

What You Will Receive in the Merger (Page 19)

The purchase price per share of Seasons common stock shall be $15.00, and the aggregate purchase price shall be approximately $16.94 million. The merger agreement also provides that every outstanding and unexercised option, whether vested or unvested, to receive Seasons common stock shall be deemed to be vested and exercised and shall receive $15.00 less the exercise price.

Federal Income Tax Consequences (Page 27)

We expect that, for United States federal income tax purposes, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of Seasons common stock.

Tax laws are complicated and the tax consequences of the merger may vary depending upon your individual circumstances. We urge you to consult with your tax advisor to understand fully the merger’s tax consequences to you.

Seasons’ Board of Directors Unanimously Recommends Approval of the Merger (Page 13)

Seasons’ board of directors believes that the merger transaction with Cadence is in the best interests of Seasons and its shareholders and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. See “Reasons for the Merger—Seasons’ Reasons for the Merger.”

Opinion of Seasons’ Financial Advisor (Page 13)

SunTrust Robinson Humphrey has given an opinion dated September 22, 2006 to Seasons’ board of directors that the consideration to be received in the merger was fair, from a financial point of view, to Seasons’ shareholders. This opinion is attached as Appendix C to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by SunTrust Robinson Humphrey. This opinion does not constitute a recommendation to any Seasons shareholder as to how to vote on the merger agreement or as to the form of consideration that a Seasons shareholder should elect.

Management and Operations Following the Merger (Page 26)

Under the terms of the merger agreement, a wholly-owned subsidiary of Cadence will merge with and into Seasons and Seasons will be a wholly-owned subsidiary of Cadence. Immediately thereafter, Seasons will merge with and into Cadence, and Seasons Bank will merger with and into Cadence Bank. The management and board of directors of Cadence will not change because of the merger.

Conditions to the Merger (Page 23)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger by Seasons shareholders;

•	the accuracy of the representations and warranties made in the merger agreement;

•	the performance of obligations by Cadence and Seasons under the merger agreement;

•	the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the merger; and

•	the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the merger.

The Merger Agreement can be Amended or Terminated (Page 25)

Cadence and Seasons can mutually agree to terminate the merger agreement at any time prior to completing the merger. In addition, either party acting alone can terminate the merger agreement in certain specified circumstances, including the failure to complete the merger by December 31, 2006, unless the terminating party’s breach is the reason the merger has not been completed.

Required Regulatory Approvals (Page 24)

The merger cannot be completed until required approvals are received from banking regulators. The transactions contemplated in the merger agreement will require regulatory approval from the Board of Governors of the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance, and the SEC. Although we believe that all regulatory approvals will be received in a timely manner, we cannot be certain when or if such approvals will be obtained.

Seasons’ Shareholders have Dissenter’s Rights (Page 20)

Seasons shareholders are entitled to assert certain dissenter’s rights under Georgia law. These dissenter’s rights may give you the opportunity to receive the fair value of your shares of Seasons common stock in cash instead of having each of your shares converted in the merger into the merger consideration of shares of $15.00 in cash. In order to perfect your dissenter’s rights, you must strictly follow specific procedures under the Georgia Business Corporation Code. If you do not follow the procedures set forth in the statutory provisions of the Georgia Business Corporation Code, you may lose your dissenter’s rights with respect to the merger. Please refer to pages 20 through 22 for more information. You should also read carefully Appendix B to this proxy statement, which is a copy of the relevant statutory provisions of Georgia law related to dissenter’s rights.

Accounting Treatment of the Merger by Cadence (Page 27)

Cadence will account for the merger as a purchase for financial reporting purposes.

Seasons’ Executive Officers and Board of Directors may have Financial Interests in the Merger that Differ from your Interests (Page 27)

Seasons’ executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Seasons shareholders. The Seasons board considered these interests in its decision to approve the merger agreement. For example, two of Seasons’ executive officers hold unvested options to acquire shares of Seasons common stock. Pursuant to the terms of the merger agreement, these officers will be entitled to receive $15.00 less the exercise price for each share of stock they were entitled to acquire pursuant to such options. Additionally, upon completion of the merger, Nita Elliott, Chief Financial Officer of Seasons, and William L. Sutton, Chief Executive Officer of Seasons, will have employment agreements with Cadence Bank, a subsidiary of Cadence.

Selected Consolidated Financial Information of Seasons

The following table sets forth certain consolidated financial information of Seasons. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Seasons contained in its annual report on Form 10-KSB for the year ended December 31, 2005 and in its quarterly report on Form 10-QSB for the quarter ended June 30, 2006. Information as of and for the periods ended June 30, 2006 and 2005 is unaudited, but, in the opinion of Seasons’ management, contains all adjustments necessary for a fair statement of Seasons’ financial position and results of operations for such periods in accordance with GAAP. Seasons’ results for the six-month period ended June 30, 2006, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

	Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004
	(In thousands, except per share data)
Statement of Earnings Data
Interest income	$3,162	$1,840	$4,413	$2,530
Interest expense	1,348	698	1,767	894

Net interest income before provision for loan losses	1,814	1,142	2,646	1,636
Provision for loan losses	308	197	396	303

Net interest income after provision for loan losses	1,506	945	2,250	1,334
Noninterest income	125	68	154	94
Noninterest expenses	1,629	1,204	2,557	1,934

Earnings (loss) before income taxes	2	(191)	(153)	(506)
Income taxes	—	—	—	—

Net earnings (loss)	2	(191)	(153)	(506)
Net earnings (loss) available to common shareholders	2	(191)	(153)	(506)

Per share data:
Earnings per share:
Basic	$0.00	$(0.21)	$(0.17)	$(0.55)

Diluted	$0.00	$(0.21)	(0.17)	(0.55)

Cash dividends declared	—	—	—	—
Book value at end of period	$7.57	$6.99	$7.34	$7.23

Balance Sheet Data
Total assets at end of period	$86,559	$68,165	$75,758	$54,571
Cash and cash equivalents	1,263	603	1,185	1,656
Securities available for sale	6,530	6,386	6,176	6,617
Loans, net	74,293	56,828	63,594	41,757
Deposits	73,540	57,572	63,892	47,780
Other borrowings	4,000	3,900	4,400	—
Stockholders’ equity	7,820	6,387	7,141	6,610
Total loans before allowance for loan losses	75,303	57,549	67,494	42,296
Allowance for loan losses	1,010	721	900	539
Nonperforming loans	537	245	17	22
Allowance for loan losses as a percentage of period-end total loans	1.34%	1.25%	1.33%	1.27%
Allowance for loan losses as a percentage of nonperforming loans	188%	294%	5,294%	2,450%
Total nonperforming loans as a percentage of total loans	.71%	.43%	.03%	.05%
Total nonperforming loans as a percentage of total assets	.62%	.36%	.02%	.04%
Total nonperforming loans and real estate owned as a percentage of total assets	.62%	.36%	.02%	.04%

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, the words such as “believes,” “expects,” “anticipates” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames.

This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Seasons does not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.

SEASONS SPECIAL SHAREHOLDERS’ MEETING

Date, Time and Place

The Seasons special shareholders’ meeting will be held at Seasons’ main office located at 336 Blue Ridge Street, Blairsville, Georgia at 10:00 a.m., local time, on November 10, 2006.

Matters to be Considered at the Meeting

At the special meeting, holders of Seasons stock will be asked to consider and vote upon the approval and adoption of the merger agreement, as amended and restated, between Cadence and Seasons, dated as of September 22, 2006. Seasons shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Seasons’ board of directors unanimously has approved the merger agreement and recommends a vote “for” approval and adoption of the merger agreement.

Record Date; Shares Outstanding; Quorum

Only shareholders of record of Seasons common stock at the close of business on October 20, 2006 will be entitled to notice of, and to vote at, the special meeting. On October 1, 2006, Seasons had outstanding 1,032,890 shares of Seasons common stock. There is no other class of Seasons common stock outstanding. Each share of Seasons common stock entitles the holder to one vote. The presence at the Seasons special meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement to occur.

Vote Required

The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of Seasons (i.e., at least 516,446 shares). Approval of the adjournment of the special meeting requires the affirmative vote of a majority of the shares represented at the special meeting, whether or not a quorum is present.

Voting of Proxies

All executed proxies received at or prior to the special meeting will be voted at the meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.

Seasons does not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

If a quorum is not obtained, the special meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

Effect of Abstentions and Broker Non-Votes

You may abstain from voting on the approval and adoption of the merger agreement. Abstentions will be considered shares present and entitled to vote at the special meeting but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting.

Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the special meeting, abstentions by Seasons shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, you are urged to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed Seasons form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of Seasons a duly executed revocation of proxy;

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the special meeting and voting in person at the meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Seasons Bancshares, Inc.

336 Blue Ridge Street

Blairsville, Georgia 30512

Attention: Nita Elliott

Solicitation of Proxies

Seasons will bear the cost of the solicitation of proxies from its shareholders, and Cadence and Seasons will each bear one-half of the costs associated with printing and mailing of this proxy statement. Seasons has agreed to bear the expense of any proxy solicitor engaged by Seasons at Cadence’s request. In addition to solicitation by mail, the directors, officers and employees of Seasons may solicit proxies from Seasons shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual and reasonable expenses. Seasons will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

You should not send stock certificates with your proxy cards. As described below under the section entitled “The Merger—Exchange Procedures” at page 20, you will be sent under separate cover subsequent to the special meeting materials for exchanging your shares of Seasons common stock.

THE MERGER

The following information summarizes information pertaining to the merger. This description, however, is not a complete statement of all provisions of the merger agreement and any related documents in this proxy statement. A copy of the merger agreement is attached to this document as Appendix A to provide information regarding the terms of the proposed merger. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement. Except for the merger agreement’s status as the primary contractual document between the parties with respect to the transaction described in it, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosure schedules exchanged by Seasons and Cadence. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

The merger agreement provides for the acquisition of Seasons by Cadence through the merger of a wholly-owned subsidiary of Cadence with and into Seasons. Immediately thereafter, Seasons will merge into Cadence and Seasons Bank will merge with and into Cadence Bank. Pursuant to the merger agreement, each share of Seasons common stock will be converted into the right to receive $15.00. We expect the merger to be consummated during the fourth quarter of 2006.

Background of the Merger

Although Seasons’ board of directors believes that Seasons has enjoyed strong performance since Seasons Bank opened, it believes that this transaction will provide the greatest value to Seasons shareholders.

On September 20, 2005, Seasons commenced a secondary offering of its common stock to raise capital necessary to support its growth and to maintain requisite capital ratios. In December 2005, Seasons decided to engage an investment bank to help Seasons raise capital in its secondary offering. On December 9, 2005, William L. Sutton, Seasons’ chief executive officer, met with Brian Dowhower, an investment banker with SunTrust Robinson Humphrey, to discuss the ways in which SunTrust Robinson Humphrey could help Seasons meet its goals in raising capital in the secondary offering. During this meeting, Mr. Dowhower asked Mr. Sutton whether Seasons would be interested in a merger transaction and told Mr. Sutton that he knew of a regional bank that might be interested acquiring a Georgia bank. Mr. Sutton informed Mr. Dowhower that he did not believe that Seasons’ board of directors was interested in pursuing a merger, but that he would discuss the matter with members of Seasons’ board. On or about December 27, 2005, Mr. Dowhower called Mr. Sutton and informed him that Cadence would be interested in acquiring Seasons and invited members of Seasons’ management team to meet with members of Cadence’s management in Atlanta to discuss such a transaction.

On January 12, 2006, members of Seasons’ management team, including Robert M. Thomas, Jr., Seasons’ chairman, Timothy A. Nelson, a director of Seasons, and Mr. Sutton met with Lewis F. Mallory, chairman and chief executive officer of Cadence, in Atlanta. Mr. Dowhower also attended the meeting. At this meeting, Mr. Mallory expressed Cadence’s interest in seeking a strategic combination with Seasons to provide Cadence with a platform for expansion into the Georgia market and indicated that a merger offer would be forthcoming. Seasons’ management team expressed interest in entering into a strategic merger with Cadence.

On January 18, 2006, Mr. Sutton informed Seasons’ board of directors of the ongoing negotiations with Cadence and the board voted to consider a merger offer from Cadence should such an offer arise. Cadence reviewed public information and performed a financial analysis of Seasons prior to determining that it wanted to pursue a possible acquisition. On February 3, 2006, Cadence’s board of directors considered whether to make a formal proposal to acquire Seasons and determined that Cadence would make such an offer subject to additional due diligence. On February 10, 2006, Mr. Mallory and members of Cadence’s management visited Seasons’ main office to conduct due diligence. During the remainder of February, the parties continued negotiations and Cadence made an informal offer to acquire Seasons during the last week of February 2006.

On February 23, 2006, Seasons engaged SunTrust Robinson Humphrey to perform a financial analysis of the proposed transaction and to render a fairness opinion. On March 1, 2006, SunTrust Robinson Humphrey met with the Seasons’ board of directors to explain its preliminary financial analysis of the terms of Cadence’s informal offer. On March 6, 2006, Cadence presented Seasons with a proposed merger agreement. Seasons’ board of directors met on March 17, 2006 to discuss the terms of the proposed merger agreement. Prior to this meeting, Cadence and Seasons, aided by legal counsel, respectively, negotiated the terms of the definitive merger agreement. A team from SunTrust Robinson Humphrey attended Seasons’ board meeting and presented their analysis of the financial terms of proposed merger agreement. Representatives of legal counsel for Seasons were also at the meeting and explained the terms of the merger agreement and the fiduciary obligations of Seasons’ directors to shareholders when considering the merger transaction.

During the meeting, SunTrust Robinson Humphrey delivered an oral opinion to Seasons’ board of directors that the proposed merger consideration was fair, from a financial point of view, to Seasons’ shareholders. After full consideration and discussion of the structure, terms and conditions of the proposed merger, Seasons’ board of directors ratified the proposed transaction as in the best interests of Seasons’ shareholders and authorized Mr. Sutton to execute the agreement and take such further action as necessary to consummate the merger agreement, subject to regulatory and shareholder approval and pending receipt of a written fairness opinion from SunTrust Robinson Humphrey. SunTrust Robinson Humphrey issued its written fairness opinion on March 21, 2006 and the parties executed the merger agreement later that day. Cadence announced the execution of the merger agreement in a press release dated March 21, 2006.

Effective July 31, 2006, David K. George resigned from his position as President of Seasons and Seasons Bank. Seasons is actively searching for a new President. Mr. George’s entry into a new employment with Seasons was a condition to the merger agreement dated March 21, 2006.

In connection with its post execution due diligence, Cadence identified credit quality issues arising in Seasons’ loan portfolio. In addition, it perceived a softening of the real estate market in Seasons’ trade area. On September 8, 2006, Mr. Mallory contacted Mr. Sutton to discuss the results of Cadence’s due diligence and a reduction of the purchase price to be paid in all cash. On September 21, 2006, the board of Seasons met to consider the proposed revised terms of the merger agreement. After full consideration and discussion of the structure, terms and conditions of the proposed revisions to the merger agreement, Seasons’ board of directors approved the amended and restated merger agreement and authorized Mr. Sutton to execute the amended and restated merger agreement and take such further action as necessary to consummate the merger agreement, subject to regulatory and shareholder approval and pending receipt of a written fairness opinion from SunTrust Robinson Humphrey. SunTrust Robinson Humphrey issued its fairness opinion on September 22, 2006 and the parties executed the amended and restated merger agreement on September 22, 2006.

Reasons for the Merger

Seasons’ Reasons for the Merger

Seasons’ board of directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of Seasons. Accordingly, the Seasons board of directors unanimously recommends the Seasons shareholders vote “FOR” the approval and adoption of the merger agreement.

Seasons’ board of directors has determined that the merger is fair to, and in the best interests of, Seasons and Seasons’ shareholders. In recommending that shareholders of Seasons approve the merger, Seasons’ board of directors, with the assistance of its outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the aggregate merger consideration to be received for the shares of Seasons common stock, resulted from arm’s-length negotiations between representatives of Seasons and Cadence. In approving the merger agreement, Seasons’ board of directors consulted with legal counsel, as to its legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination that the merger agreement is in the best interest of Seasons and its shareholders, Seasons’ board of directors also considered the following material factors:

•	Seasons’ board of directors believes that its primary responsibility is to maximize shareholder value;

•	The value of the consideration to be received by the Seasons’ shareholders relative to the book value and earnings per share of Seasons common stock;

•	The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the merger with Cadence;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally; and

•	The opinion of SunTrust Robinson Humphrey, that the consideration to be received by Seasons’ shareholders as a result of the merger is fair from a financial point of view.

The discussion and factors considered by Seasons’ board of directors listed above were not exhaustive, but includes all material factors considered. Seasons’ board of directors did not assign any specific or relative weights to any of the foregoing factors. Rather, Seasons’ board of directors based its recommendation on the totality of the information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.

Recommendation of Seasons’ Board of Directors

Seasons’ board of directors believes that the terms of the merger are in the best interest of Seasons and its shareholders and has approved the merger agreement. Seasons’ board of directors unanimously recommends that the shareholders of Seasons approve the merger agreement.

Opinion of SunTrust Robinson Humphrey

Seasons has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At the September 22, 2006 meeting of the Seasons board of directors, SunTrust Robinson Humphrey reviewed its financial analysis of the merger with the board and delivered its oral opinion, which was subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration was fair to the holders of Seasons common stock from a financial point of view.

The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C and is incorporated by reference in this proxy statement. The summary of the SunTrust Robinson Humphrey opinion described below is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Seasons shareholders are urged to read the opinion carefully and in its entirety.

SunTrust Robinson Humphrey’s opinion is directed to the board of directors of Seasons and relates only to the fairness from a financial point of view of the consideration to the holders of Seasons common stock. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Seasons shareholders special meeting. It addresses the aggregate consideration to be received by the holders of Seasons common stock as a whole, without regard to size of holdings by individual shareholders, and does not address the particular situations of specific shareholders.

Material and Information Considered with Respect to the Merger

In arriving at its opinion, SunTrust Robinson Humphrey among other things:

•	reviewed the September 22, 2006 draft of the merger agreement;

•	reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of Seasons, including certain publicly available information relating to Seasons that was reviewed and discussed with the management of Seasons;

•	reviewed internal financial and operating information with respect to the business, operations and prospects of Seasons furnished to SunTrust Robinson Humphrey by Seasons;

•	compared the historical financial results, present financial condition and stock market data of Seasons with those of publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant;

•	conducted discussions with members of the management of Seasons concerning their business, operations, assets, present condition and future prospects; and

•	undertook such other studies, analyses and investigations, and considered such information, as SunTrust Robinson Humphrey deemed appropriate.

SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by it in arriving at its opinion. With respect to the financial forecasts and estimates provided to or discussed with it, SunTrust Robinson Humphrey assumed, at the direction of the management of Seasons and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Seasons and are otherwise reasonable. SunTrust Robinson Humphrey also assumed with the approval of Seasons that the future financial results referred to in its opinion that were provided to it by Seasons will be achieved at the times and in the amounts estimated by the management of Seasons.

In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Seasons. SunTrust Robinson Humphrey did not review individual credit files nor did it make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Seasons or any of its respective subsidiaries, and SunTrust Robinson Humphrey was not furnished with any such evaluation or appraisal. SunTrust Robinson Humphrey is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, SunTrust Robinson Humphrey assumed that Seasons’ allowance for losses are in the aggregate adequate to cover those losses.

The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of, the date of its opinion. SunTrust Robinson Humphrey’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Seasons or Season’ underlying business decision to effect the merger. SunTrust Robinson Humphrey was not asked to, nor did it, offer any opinion as to any terms or conditions of the merger agreement or the form of the merger. SunTrust Robinson Humphrey was not asked to solicit, nor did it solicit, any indications of interest from any third party with respect to the purchase of all or a part of Seasons’ business. The financial markets in general and the market for the common stock of Seasons, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or the prices at which it will trade at any time.

For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger agreement does not differ in any respect from the draft it examined and that Cadence and Seasons will comply in all material respects with the terms of the merger agreement and the transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement; and

•	all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Seasons or Cadence or on the expected benefits of the merger.

SunTrust Robinson Humphrey relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which is described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion or the presentation made to Seasons’ board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, or focusing on information in tabular format, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Seasons, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Seasons. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the Seasons board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Seasons board of directors or management of Seasons with respect to the merger or the consideration to be received by Seasons in the merger. The merger consideration was determined on the basis of negotiations between Seasons and Cadence. In arriving at its opinion, SunTrust Robinson Humphrey did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative) supported or failed to support its opinion. Rather, SunTrust Robinson Humphrey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analysis it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. Seasons’ decision to enter into the merger was made solely by the Seasons board of directors and not as a result of a recommendation by SunTrust Robinson Humphrey.

The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the Seasons board of directors. The summary includes information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

SunTrust Robinson Humphrey reviewed the financial terms of the proposed transaction. Based upon the total consideration equal to $16,933,360 in cash and upon 1,032,890 shares of Seasons common stock outstanding as of September 22, 2006 and 298,002 options and warrants outstanding with a weighted average strike price of $10.17 per option and warrant, SunTrust Robinson Humphrey calculated a per share transaction value of $15.00 (excluding merger expenses and capitalized transaction costs).

Analysis of Selected Publicly-Traded Reference Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for Seasons with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Seasons. These companies selected consisted of banks located in the state of Georgia with less than $1 billion in total assets.

Companies Included:

Appalachian Bancshares, Inc.

CCF Holding Company

Community Capital Bancshares, Inc.

Crescent Banking Company

Habersham Bancorp

Savannah Bancorp, Inc.

Southwest Georgia Financial Corporation

Summit Bank Corporation

WGNB Corp.

For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, stock price as a multiple of latest twelve months earnings per share, projected calendar year 2006 and 2007 earnings per share, book value, tangible book value; assets as a percentage of total market capitalization; and franchise premium. All multiples were based on closing stock prices as of September 21, 2006. Projected earnings per share for the reference companies were based on First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following tables set forth the average and median multiples indicated by this analysis compared to multiples based upon the merger consideration.

	Reference Companies Average		Reference Companies Median		Merger
Market Price to:
LTM EPS	18.16	x	18.07	x	44.86	x
Calendar 2006E EPS	17.95		19.32		24.31
Calendar 2007E EPS	17.43		17.21		13.24
Book Value	2.16		1.97		2.22
Tangible Book Value	2.30		2.06		2.22
Market Capitalization/Assets	19.80%		18.27%		18.70%
Franchise Premium	19.34%		17.46%		14.88%

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to Seasons and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

SunTrust Robinson Humphrey reviewed and analyzed the financial terms, to the extent publicly available and deemed relevant by SunTrust Robinson Humphrey, in 20 selected completed and pending mergers and acquisitions involving banks in the state of Georgia that were announced between January 1, 2002 and March 14, 2006, excluding those located in the Atlanta Metropolitan Statistical Area.

Acquiror	Target
Atlantic Southern Financial Group, Inc.	First Community Bank of Georgia

Atlantic Southern Financial Group	Sapelo Bancshares, Inc.

Coastal Banking Company	Charter of Cairo Banking Co. & 1 branch

Nuestra Tarjeta de Servicios	NBOG Bancorporation, Inc.

GB&T Bancshares	Mountain Bancshares Inc.

Liberty Shares, Incorporated	Peoples Banking Corporation

Security Bank Corporation	Rivoli Bancorp, Inc.

ABC Bancorp	First National Banc, Inc.

Omni Financial Services	Georgia Community Bancshares, Inc.

Capitol Bancorp Ltd.	Peoples State Bank

Habersham Bancorp	Liberty Bank & Trust

Capital City Bank Group, Inc.	Farmers & Merchants Bank

Upson Bankshares, Incorporated	First Polk Bankshares, Inc.

Southwest Georgia Financial Corporation	First Bank Holding Company

GB&T Bancshares, Inc.	Southern Heritage Bancorp, Inc.

Liberty Shares, Incorporated	Cumberland National Bank

GB&T Bancshares, Inc.	Baldwin Bancshares, Inc.

United Community Banks Inc.	First Georgia Holding Inc.

SNB Bancshares Inc.	Bank of Gray

First Security Group Inc.	Premier National Bank

For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, acquisition price as a multiple of latest twelve months earnings per share, book value, tangible book value, total assets and franchise premium. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following tables set forth the average and median multiples indicated by this analysis compared to multiples based upon the merger consideration.

	Reference Transactions Average		Reference Transactions Median		Merger
Market Price to:
LTM EPS	24.32	x	26.34	x	44.86	x
Book Value	1.96		1.96		2.22
Tangible Book Value	2.07		2.00		2.22
Total Assets	18.18%		18.82%		18.70%
Premium / Deposits	14.21%		12.84%		14.88%

SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the merger and may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Dividend Discount Analysis

SunTrust Robinson Humphrey performed a dividend discount analysis based upon projections provided by Seasons’ management for the fiscal years ending December 31, 2006 through 2011 to estimate the net present equity value per share of Seasons. SunTrust Robinson Humphrey discounted five years of estimated cash flows for Seasons, assuming a dividend rate sufficient to maintain a tangible equity capital ratio (defined as tangible equity divided by tangible assets) of 6.00% and using a range of discount rates from 11.50% to 13.50%. In order to derive the terminal value of Seasons’ earnings stream beyond 2010, SunTrust Robinson Humphrey assumed terminal value multiples of fiscal year 2011 earnings ranging from 14.0x to 16.0x. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Seasons common stock. This analysis yielded a range of stand-alone values for Seasons common stock of between $11.39 and $13.09 per share, with an average value of $12.21 per share.

Other Factors and Analyses

SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: movements in the common stock of selected publicly-traded companies; movements in the S&P Bank Index; and analyses of the costs of equity of Seasons.

Information Regarding SunTrust Robinson Humphrey

The Seasons board of directors selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Seasons, its business and its industry. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated February 22, 2006, Seasons paid SunTrust Robinson Humphrey a fee of $25,000 upon the signing of the merger agreement. Seasons paid SunTrust Robinsons Humphrey a fee of $10,000 upon the signing of the amended merger agreement. In addition, Seasons has agreed to pay SunTrust Robinson Humphrey a financial advisory fee at closing of the merger equal to 1.65% of the aggregate consideration to be received pursuant to the merger. The additional fee payable to SunTrust Robinson Humphrey under the preceding formula would be $279,400. In addition, Seasons has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, SunTrust Robinson Humphrey and its affiliates may actively trade in the debt and equity securities of Cadence for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) have other financing and business relationships with Seasons and Cadence in the ordinary course of business. SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc.) have provided certain investment banking and lending services to Cadence from time to time, including having acted as an underwriter in connection with its public offering of common stock on May 4, 2006.

Cadence’s Reasons For The Merger

Cadence’s acquisition strategy consists of identifying financial institutions with business philosophies similar to those of Cadence that operate in markets that are geographically compatible with Cadence’s operations and which can be acquired at an acceptable cost.

In connection with its approval of the merger with Seasons, Cadence’s board of directors reviewed the terms of the merger agreement and its potential impact on Cadence. In reaching its decision to approve the merger agreement, Cadence’s board of directors, with the assistance of management and Cadence’s advisors, considered the following factors:

•	The merger with Seasons represents an attractive opportunity for Cadence to expand the geographic market area currently served by Cadence Bank into the State of Georgia.

•	Seasons’ focus on customer service with local decision-making ability and a clear focus on the community are consistent with Cadence’s business approach.

•	Its understanding of the business, operations, financial condition, earnings and prospects of Cadence and Seasons.

•	Its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of Seasons.

•	A comparison of similar transactions, including a comparison of the price paid to the prices paid in comparable financial institution mergers, expressed, among other things, as multiples of book value.

•	Its perceived opportunities to increase the combined company’s commercial lending and reduce operating expenses.

•	The merger consideration and other terms of the merger.

•	Its understanding of the likelihood that the regulatory approvals needed to complete the merger would be obtained.

•	Its review of the terms of the merger agreement with Cadence’s legal advisors.

This discussion of factors considered by Cadence’s board of directors does not purport to be complete, and is qualified in its entirety by reference to the merger agreement. In approving the merger agreement and related transactions, Cadence’s board did not identify any factor or group of factors as more significant than any other in the decision making process. Cadence’s board of directors based its decision on the totality of information.

Cadence’s board of directors also considered potential risks associated with the merger, including (1) the challenges of integrating Seasons’ businesses, operations and workforce with those of Cadence, (2) the conversion of Seasons’ systems into Cadence’s systems, (3) the need to obtain Seasons shareholder approval and regulatory approval in order to complete the merger, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

What You Will Receive

If the merger is completed, each share of Seasons common stock that you hold at the time of the merger will automatically be converted into the right to receive cash. In exchange for each share of Seasons common stock, you will receive $15.00 in cash. Under the terms of the merger agreement, the aggregate consideration to be paid by Cadence to Seasons shareholders will be approximately $16.94 million (including cash paid to holders of options and warrants to acquire Seasons common stock).

Exchange Procedures

You should not send in stock certificates until you receive a letter and instructions from the paying agent on how to surrender your Seasons stock certificates, which should be sent to you soon after the effective date of the merger. You can expect to receive a check in the amount of your cash payment soon after the paying agent has received your stock certificates, along with your properly completed documentation.

Following the effective date of the merger, each Seasons stock certificate will be evidence solely of the right to receive the merger consideration. In no event will either Cadence or Seasons be liable to any former Seasons shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Shares of Seasons common stock issued and held by Seasons as treasury shares as of the effective date of the merger, if any, will be canceled.

The holders of options and warrants to purchase Seasons common stock, vested or unvested, will be paid $15.00 per share of Seasons common stock that they could acquire by exercising such options or warrants less the exercise price. For purposes of determining the aggregate merger consideration paid to shareholders of Seasons common stock, any cash paid to holders of options or warrants to acquire Seasons common stock will be calculated as part of the $16.94 million total cash consideration.

Effective Date

The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as Cadence and Seasons may mutually select. Regulatory approval cannot be waived. We presently expect the closing of the merger to occur during the fourth quarter of 2006. See “The Merger—Conditions to the Merger” and “The Merger—Regulatory Approvals,” beginning on pages 23 and 24, respectively.

Statutory Provisions For Dissenter’s Rights of Shareholders

The following discussion does not purport to be a complete description of the law relating the right of shareholders to appraisal available under Georgia law and is qualified in its entirety by reference to the full text of Sections 1301-1332 of the Georgia Business Corporation Code.

A copy of the dissenter’s rights provided in Sections 1301-1332 of the Georgia Business Corporation Code is attached as Appendix B to this proxy statement. If you desire to exercise dissenter’s rights, you should review carefully Sections 1301-1332 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Seasons common stock who objects to the merger, and who fully complies with all of the provisions of Sections 14-2-1301-1332 of the Georgia Business Corporation Code (but not otherwise), will be entitled to seek appraisal for, and obtain payment for, the fair value of shares of Seasons common stock if the merger is consummated.

A shareholder of record may assert dissenter’s rights as to fewer than all of the Seasons shares registered in his or her name only if he or she objects with respect to all shares beneficially owned by any one person and notifies Seasons in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a shareholder asserting partial dissenter’s rights will be determined as if the shares as to which he or she objects, and his or her other shares were registered in the names of different shareholders.

A shareholder of Seasons who objects to the merger and desires to receive payment of the “fair value” of his or her Seasons common stock:

•	must deliver to Seasons, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated;

•	must not vote his or her shares in favor of the merger; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenter’s notice sent to the shareholder by Seasons following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Shareholders asserting dissenter’s rights must separately comply with all three conditions.

All written notices should be sent to:	Seasons Bancshares, Inc. 336 Blue Ridge Street Blairsville, Georgia 30512 Attention: Nita Elliott

If the merger agreement is approved and adopted by Seasons’ shareholders, Seasons will mail, no later than 10 days thereafter, by certified mail to each shareholder who has properly demanded payment for his or her shares and not voted in favor of the merger, a written dissenter’s notice, addressed to the shareholder at such address as the shareholder has furnished Seasons in writing or, if none, at the shareholder’s address as it appears on the records of Seasons. After receiving the dissenter’s notice, any dissenter must file with Seasons a written demand for payment before the deadline set by the dissenter’s notice, which shall be no fewer than 30 days nor more than 60 days after the date the dissenter’s notice was delivered by Seasons.

If all three conditions above are satisfied in full, Seasons is required to make a written offer within 10 days of the later of the receipt of the demand for payment or the date the merger is effected, to each shareholder asserting dissenter’s rights to purchase all of such shareholder’s shares of Seasons stock at a specific price. If Seasons and any shareholder asserting dissenter’s rights are unable to agree on the fair value of the shares within 60 days, then Seasons will commence a proceeding in a court of competent jurisdiction in the county where the registered office of Seasons is located to determine the rights of the shareholders asserting dissenter’s rights and the fair value of his or her shares. If Seasons does not commence the proceeding within the 60-day period, then Seasons must pay any shareholder asserting dissenter’s rights the amount demanded.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Seasons, except that the court may assess these costs against all or some of the shareholders asserting dissenter’s rights in amounts the court finds equitable to the extent the court finds such shareholders acted arbitrarily or not in good faith in demanding payment under the appraisal provisions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of the Georgia Business Corporation Code Sections 1320 and 1322.

Upon compliance with the statutory procedures, shareholders asserting dissenter’s rights will not have any rights as shareholders of Seasons, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

Seasons shareholders should note that cash paid to shareholders asserting dissenter’s rights in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

Failure by a Seasons shareholder to follow the steps required by the Georgia Business Corporation Code for perfecting dissenter’s rights will result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Seasons common stock and are considering objecting to the approval and adoption of the merger agreement and exercising your dissenter’s rights under the Georgia Business Corporation Code, you should consult your legal advisors.

Representations and Warranties

The merger agreement contains representations and warranties relating to, among other things:

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Consistency of financial statements with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since September 30, 2005, in the assets, financial condition, results of operations, or prospects of Seasons and Cadence.

•	Absence of undisclosed material pending or threatened litigation.

•	Retirement and other employee plans of Seasons and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties of Seasons.

•	Maintenance of adequate insurance.

•	Required board and shareholder approval.

•	Absence of material environmental violations, actions or liabilities of Seasons.

•	Accuracy of information supplied by Cadence and Seasons for inclusion in this proxy statement, filed under the Securities Act of 1933, in connection with the issuance of Cadence common stock in the merger.

•	Validity and binding nature of loans reflected as assets in the financial statements of Seasons.

•	Validity and legality of interest rate risk management instruments of Seasons.

Conduct of Business Pending the Merger

In the merger agreement, Seasons agrees to use its best efforts to preserve its business organizations intact, to maintain its advantageous business relationships with customers, vendors and others with whom it does business and retain the services of key officers and employees, and to not take any action that would reasonably be expected to adversely affect or delay any necessary governmental approvals to consummate the merger.

In addition, Seasons has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the merger agreement or consented to or not objected to by Cadence. Seasons also agreed in the merger agreement that, among other things, it will not, without the prior written consent of Cadence:

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock.

•	Modify or amend any material contracts.

•	Increase the compensation or benefits of any employee or amend, establish or adopt any new employee benefit plan, except as may be required or in the ordinary course of business.

•	Make certain capital expenditure in excess of $10,000 per project or related series of projects or $25,000 in the aggregate.

•	Apply for or open a new branch office or loan production or servicing facility.

•	Make any new loan or credit facility commitment to any borrower in excess of $500,000 in the aggregate or compromise, extend, renew or modify any such loan or commitment in excess of $500,000.

•	Engage or participate in any material transaction or incur or sustain any material obligation, other than in the ordinary course of business consistent with past practice.

•	Settle any claim, action or proceeding involving monetary damages in excess of $10,000.

•	Change its articles of incorporation or bylaws.

•	Materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported.

Cadence and Seasons jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

Dividends

The merger agreement generally prohibits Seasons from paying any cash dividend or making any other distribution with respect to its capital stock, except that Seasons may cause Seasons Bank to pay dividends so long as such dividends are only paid to Seasons and that no such dividend shall cause Seasons Bank to cease to qualify as well capitalized.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to various conditions, which include, among other provisions, the following:

•	Seasons shall have obtained shareholder approval and adoption of the merger agreement.

•	All necessary governmental approvals for the transactions contemplated under the merger agreement shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no such approval or consent shall have imposed any condition or requirement, which Cadence determines would cause a material adverse effect as to Cadence or otherwise reduce the contemplated benefits of the merger to Cadence. See “The Merger—Regulatory Approvals,” at page 24.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the merger.

•	The representations and warranties are accurate, as of September 22, 2006 and the closing of the merger, in all material respects, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the reorganization agreement.

•	Each party has performed in all material respects all obligations required to be performed under the merger agreement and each party shall have received from the other party a certificate attesting to the foregoing, signed by the CEO and CFO of that party.

•	Seasons should have increased its loan loss reserve by $1.5 million for the quarter ended September 30, 2006.

Except for the requirements of Seasons shareholder approval, regulatory approvals, the opinion of SunTrust Robinson Humphrey, and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, Cadence or Seasons may waive each of the conditions described above in the manner and to the extent described in “The Merger—Amendment; Waiver,” at page 25.

Second Merger

As contemplated by the merger agreement, immediately after the merger of a wholly-owned subsidiary of Cadence with and into Seasons, Seasons will merge with and into Cadence. In addition, Seasons Bank and Cadence Bank will enter into a bank plan of merger. The bank plan of merger will provide that, subject to receipt of all necessary regulatory approvals, immediately after the merger, Seasons Bank will merge with and into Cadence Bank, with Cadence Bank as the surviving bank. All shares of Seasons Bank will be canceled and will cease to exist and no consideration will be paid for these shares. Cadence and Seasons expect to complete the merger of Cadence Bank and Seasons Bank concurrently with the completion of the merger.

Regulatory Approvals

Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of Seasons with Cadence, and the expiration of all applicable waiting periods.

Cadence and Seasons have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction contemplated under the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency. The merger cannot proceed in the absence of these required regulatory approvals.

Federal Reserve Board. The merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Pursuant to federal law, we have requested that the Federal Reserve Board waive any approval and defer to the approval of the Office of the Comptroller of the Currency.

Office of the Comptroller of the Currency. The merger of two banks in which the surviving bank is a national bank requires the approval of the Office of the Comptroller of the Currency. In certain situations, if the Federal Reserve Board waives its approval, the Office of the Comptroller of the Currency may also review and approve the merger of two bank holding companies. The Office of the Comptroller of the Currency generally will not approve any merger:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Office of the Comptroller of the Currency finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The Office of the Comptroller of the Currency is also required to consider the financial and managerial resources and future prospects of Cadence, Seasons and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency also must take into account the record of performance of Cadence and Seasons in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Comptroller must take into account the effectiveness of Cadence and Seasons in combating money laundering activities.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any merger approved by the Office of the Comptroller of the Currency generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Office of the Comptroller of the Currency and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Applications. Cadence and Seasons have filed the necessary application with the OCC, requesting approval of the merger, including the bank merger. The application describes the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the merger, and contain certain related financial and managerial information. Copies of the application were provided to the U.S. Department of Justice and other governmental agencies.

The merger is pending final approval by the OCC. Both Cadence and Seasons intend to provide these documents to the OCC prior to the consummation of the merger.

Amendment; Waiver

Cadence has reserved the right to revise the structure of the merger. Any such change, however, will not alter the merger consideration, adversely affect the tax consequences of the merger to Seasons shareholders or materially impede the consummation of the merger.

Additionally, subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the shareholders of Seasons; provided, however, that after any Seasons shareholder approval, no amendment shall be made which by law requires further approval by Seasons shareholders without such further approval.

At any time prior to the consummation of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, except those that cannot be waived.

Termination

The merger agreement may be terminated by either Cadence or Seasons at any time prior to the closing of the merger:

•	By mutual consent, if the board of directors of each of Cadence and Seasons so determines.

•	If (i) the parties fail to obtain regulatory approval and such denial has become final and nonappealable or (ii) any governmental authority of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the merger.

•	If the merger is not consummated by December 31, 2006, unless the failure to complete the merger is because of the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party.

•	If the conditions precedent to the merger are not satisfied.

•	If Seasons’ shareholder approval of the merger agreement is not obtained.

Cadence may terminate the merger agreement at any time prior to the closing of the merger if:

•	Seasons materially breaches any of the unwaived covenants or agreements made by Seasons or any of the representations or warranties, and in either case, such breach is not cured within 30 days following written notice to Seasons, or which breach, by its nature, cannot be cured prior to the closing of the merger.

•	The board of directors of Seasons changes its recommendation to the shareholders of Seasons (or shall have resolved to do so);

•	A tender offer or exchange offer for 5% or more of the outstanding shares of Seasons common stock is commenced (other than by Cadence or a Subsidiary thereof), and the board of directors of Seasons recommends that the shareholders of Seasons tender their shares in the tender or exchange offer or otherwise fails to recommend that the shareholders reject the tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

Seasons may terminate the merger agreement at any time prior to the closing of the merger if:

•	Cadence materially breaches any of the unwaived covenants or agreements made by Cadence or any of the representations or warranties, and in either case, such breach is not cured within 30 days following written notice to Cadence, or whichever breach, by its nature, cannot be cured prior to the closing of the merger.

•	If Seasons receives an acquisition proposal which the Board of Seasons concludes in good faith is a superior proposal, provided Seasons notifies Cadence within 24 hours of such proposal and the board of directors of Seasons makes its conclusion within 10 days of receipt of such proposal.

Expenses

Cadence and Seasons will pay their respective expenses and costs incurred in connection with the merger, including fees and expenses of legal counsel, accountants, and financial consultants.

Management and Operations After the Merger

The board of directors and management of Cadence will remain the same both before and after the merger.

Employment; Severance

As of or as soon as practicable following the closing of the merger, the employees of Seasons and Seasons Bank will become employees of Cadence or one of its subsidiaries and will be eligible to participate in Cadence employee benefit plans in which similarly situated employees of Cadence or its subsidiaries participate.

Any employee of Seasons or Seasons Bank as of September 22, 2006 (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by Cadence or one of its subsidiaries within one year after the closing of the merger (unless termination of such employment is for cause) shall be entitled to a severance payment from Cadence or its subsidiary equal in amount to two weeks’ base pay for each full year the employee was employed by Seasons or Seasons Bank or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance. Any severance paid will be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to Seasons’ written severance policy.

Upon completion of the merger, Nita Elliott, Chief Financial Officer of Seasons will have an employment agreement with Cadence Bank, a subsidiary of Cadence, as the successor entity to Seasons Bank.

Employee Benefit Plans

The merger agreement provides that each Seasons employee who becomes an employee of Cadence or Cadence Bank at the effective date of the merger will be entitled to full credit for each year of service with Seasons for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the Cadence or Cadence Bank employee benefit plans, programs and policies. After the effective date of the merger, Cadence may, at its discretion, maintain, discontinue or amend any Seasons benefit plan, subject to the plan’s provisions and applicable law.

Immediately prior to the closing of the merger, the Seasons Simple IRA Plan shall be terminated and the Seasons employees who are then participating in the Seasons Simple IRA plan shall be eligible to become participants in the Cadence 401(k) Plan.

Options

Seasons, from time to time, issued options to purchase Seasons common stock. Pursuant to the terms of the merger agreement, all holders of options, whether such options are vested or unvested, shall be entitled to receive cash in the amount of $15.00 less the exercise price for each share of Seasons common stock that such holders could have acquired by exercising their options.

Interests of Management and Others in the Merger

Share Ownership

As of October 20, 2006, the record date for the special meeting of Seasons shareholders, the directors and executive officers of Seasons may be deemed to be the beneficial owners of approximately 236,242 shares, representing 22.8% of the outstanding shares of Seasons common stock.

As of October 1, 2006, there were options and warrants outstanding to acquire 294,002 shares of Seasons common stock. Pursuant to the terms of the merger agreement, these officers and directors are entitled to receive $15.00 per share of Seasons common stock they could acquire by exercising options and warrants less the exercise price of such options and warrants.

Indemnification and Insurance

Cadence has agreed to indemnify the directors and officers of Seasons or Seasons Bank against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date or the merger agreement to the fullest extent permitted under Seasons’ articles of incorporation, bylaws and applicable law.

Cadence has also agreed to use its best effort to cause the officers and directors of Seasons or Seasons Bank immediately prior to the effective date of the merger to be covered for a period of two years from the closing of the merger by the directors’ and officers’ liability insurance policy or policies maintained by Cadence. The insurance coverage is to provide at least the same level of coverage available under Seasons’ current directors’ and officers’ liability insurance policy. Cadence is not obligated to make annual premium payments (for the portion related to Seasons’ directors and officers) that exceed 200% of the initial annual premiums maintained by Seasons prior to the merger. If the amount of the annual premium payments exceeds this amount, Cadence shall use reasonable efforts to obtain the most advantageous policy available up to this maximum amount.

Accounting Treatment

Cadence will account for the merger under the purchase method of accounting. Cadence will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Seasons. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Cadence will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Cadence will include in its results of operations the results of Seasons’ operations only after completion of the merger.

Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to a Seasons shareholder who holds shares of Seasons common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code.” Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Seasons shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Seasons shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Seasons shareholders who hold their shares of Seasons common stock as part of a hedge, straddle or conversion transaction, Seasons shareholders who acquired their shares as compensation, and Seasons shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Seasons shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The parties believe the merger constitutes a reorganization under Section 368(a) of the Code.

No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the material United States federal income tax consequences of the merger to Seasons shareholders.

The receipt of cash in exchange for shares of Seasons common stock will generally cause a shareholder to recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of Seasons common stock exchanged.

Backup Withholding. A shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Seasons shareholder’s individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Seasons shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger.

Material Contracts

On April 20, 2006, Seasons Bank issued a certificate of deposit to Cadence Bank for $4.0 million at Seasons Bank’s posted rate of interest of 5.0%, and which matures on October 20, 2006. Other than this transaction, there have been no material contacts or other transactions between Seasons and Cadence since the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Seasons and Cadence during the past five years, other than in connection with the merger agreement as described in this document.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

If the merger is not consummated, proposals of Seasons shareholders intended to be presented at Seasons’ 2007 annual meeting of shareholders must be received by Seasons, at 336 Blue Ridge Street, Blairsville, Georgia, no later than November 14, 2006, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting.

OTHER MATTERS

As of the date of this proxy statement, Seasons knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement. Seasons’ shareholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. Seasons could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve and adopt the merger agreement. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters.

WHERE YOU CAN FIND MORE INFORMATION

Seasons is subject to the informational requirements of the Exchange Act, and files reports and other information, including annual, quarterly and current reports, and proxy statements with the SEC. You may read and copy any document filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, Seasons maintains a website at http://www.seasonsbank.com. The information contained on the above-referenced websites does not constitute part of this proxy statement.

Appendix A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CADENCE FINANCIAL CORPORATION,

CADENCE FINANCIAL CORPORATION OF GEORGIA

AND

SEASONS BANCSHARES, INC.

DATED AS OF SEPTEMBER 22, 2006

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is executed this 22nd day of September 2006 (“Execution Date”) by and between CADENCE FINANCIAL CORPORATION, a Mississippi corporation (“Parent”), CADENCE FINANCIAL CORPORATION OF GEORGIA, a Mississippi corporation and wholly owned subsidiary of Cadence Financial Corporation (“Merger Sub”) and SEASONS BANCSHARES, INC., a Georgia corporation (“Seasons”).

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and Seasons have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into Seasons (the “Merger”) with Seasons being the surviving company (“Surviving Company”) and immediately thereafter Surviving Company shall merge with and into Parent (the “Second Merger”), with Parent being the surviving company, and Season Bank, a Georgia state-chartered bank and wholly-owned subsidiary, shall merge with and into Cadence Bank, N.A. (“Cadence”), a national bank and wholly-owned subsidiary of Parent (“National Bank Merger”); and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Parent incorporated and organized Merger Sub for the sole purpose of acquiring all of the capital stock of Seasons by means of a reverse subsidiary cash merger set forth below. It is the parties’ intention to follow the transaction consummated in Revenue Ruling 90-95, 1990-2 CB67. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code and the Mississippi Business Corporation Act (the “GBCC” and the “MBCA,” individually; collectively, the “Acts”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into Seasons. Seasons shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. The name of the Surviving Company shall be “Cadence Financial Corporation of Georgia.” Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate and Parent shall own all of the capital stock of Seasons.

1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”), which shall be filed with the Secretary of State of the State of Georgia and Secretary of State of the State of Mississippi on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Acts.

1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is the second Business Day (as hereinafter defined) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Adams and Reese LLP, 111 East Capitol Street, Suite 350, Jackson, Mississippi 39225, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Starkville, MS are required by law to be closed.

1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of Seasons, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company.

1.6. Bylaws. At the Effective Time, the bylaws of Seasons, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.7. Board of Directors. The directors of Surviving Company shall be Lewis Mallory, Mark Abernathy and Richard T. Haston, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1. Cash-out of Seasons Options; Conversion of Seasons Common Stock. The aggregate purchase price shall be $16,940,000 (the “Aggregate Merger Consideration”). Each holder of a Seasons Option (hereinafter defined) shall receive cash for each share in the amount of the Cash Price (hereinafter defined) less the exercise price of such Seasons Option as set forth herein. The holders of the Seasons Common Stock shall receive the remainder of such Aggregate Merger Consideration (after the foregoing payments to the holders of the Seasons Options) on a basis in accordance with Article II. At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $1.00 per share, of Seasons (the “Seasons Common Stock”) that are owned directly by Seasons as treasury stock shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

(b) Each outstanding share of Seasons Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash in the amount of $15.00 (the “Cash Price”).

(c) Each outstanding share of Seasons Common Stock held by a holder who has perfected such holder’s right to dissent under the GBCC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the GBCC. Seasons shall give Merger Sub prompt notice upon receipt by Seasons of any such demands for payment of the fair value for shares of Seasons Common Stock and of withdrawals of such demand and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to any such demands. Seasons shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect appraisal rights under the GBCC. Any payments made in respect to Dissenting Shares shall be made by the Surviving Company, or Parent, as its successor.

(d) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of Seasons Common Stock shall be converted into a right to receive cash in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of Seasons Common Stock of such holder shall be converted into the right to receive the Cash Price.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non assessable share of identical common stock of the Surviving Company.

2.2. Options; Warrants. At the Effective Time, each option or warrant granted by Seasons to purchase shares of Seasons Common Stock (each, a “Seasons Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Seasons Common Stock and without any further action on the part of any holder thereof, and be converted into cash for each share in the amount of the Cash Price less the exercise price of such Seasons Option (the “Per Share Option Cash Amount”). Payment of the aggregate Per Share Option Cash Amount for each holder of a Seasons Option immediately prior to the Effective Time shall be delivered to each holder of such Seasons Option and shall be made by check from Parent or Merger Sub upon the later of (i) the Closing or (ii) the delivery by such holder of a cross-receipt and a release, each in a form reasonably acceptable to Parent or Merger Sub.

2.3. Exchange Fund. Prior to the mailing of the Proxy Statement (as defined below), Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to Seasons to act as paying agent for the payment of the Aggregate Merger Consideration (the “Paying Agent”). At or prior to the Effective Time, Parent or Merger Sub shall deposit the Merger Consideration with the Paying Agent for the benefit of the holders of the shares of Seasons Common Stock and Seasons Options for payment pursuant to this Agreement. The Paying Agent shall deliver such cash (such cash being hereinafter referred to as the “Exchange Fund”) in payment for outstanding shares of Seasons Common Stock and Seasons Options.

2.4. Exchange Procedures. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Seasons Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash into which the number of shares of Seasons Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time there shall be no further transfer on the records of Seasons or its transfer agent of certificates representing shares of Seasons Common Stock which have been converted pursuant to this Agreement into the right to receive cash, and if such certificates are presented to Seasons for transfer, they shall be cancelled against delivery of cash. If payment of the Merger Consideration is to be remitted to a Person other than the Person in whose name the certificate for Seasons Common Stock surrendered for payment is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed by a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act, as defined below), or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each certificate for shares of Seasons Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

2.5. No Further Ownership Rights in Seasons Common Stock Exchanged for Cash. All cash paid upon the surrender for conversion of certificates representing shares of Seasons Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Seasons Common Stock surrendered for conversion for cash theretofore represented by such certificates.

2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing shares of Seasons Common Stock for six months after the Effective Time shall be delivered to the Parent or otherwise on the instruction of the Surviving Company, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent for the Merger Consideration with respect to the shares of Seasons Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.3 and only as general creditors thereof for payment of their claim for the Merger Consideration.

2.7. No Liability. None of Parent, Merger Sub, Seasons, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Seasons Common Stock shall not have been surrendered prior to such date on which any cash has escheated to or become the property of any Governmental Entity (as defined below)), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Company (or Parent), free and clear of all claims or interest of any Person previously entitled thereto.

2.8. Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Parent.

2.9. Lost Certificates. If any certificate of Seasons Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Paying Agent, the posting by such Person of a bond (in accordance with the standard operating procedure of Paying Agent) in such reasonable amount as Paying Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Seasons Common Stock formerly represented thereby, pursuant to this Agreement.

2.10. Withholding Rights. Parent, Merger Sub, Surviving Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seasons Common Stock or Seasons Options such amounts as Parent, Merger Sub, Surviving Company or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are properly so withheld by Parent, Merger Sub, Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seasons Common Stock and Seasons Options in respect of which such deduction and withholding was made by such party.

2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of Seasons, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Seasons, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.12. Reservation of Right to Revise Structure. Parent or Merger Sub may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of Seasons with and into a direct wholly owned corporate subsidiary of Parent or Merger Sub or a single member limited liability company wholly owned by Parent or Merger Sub; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of Seasons Common Stock and Seasons Options as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event Parent or Merger Sub elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEASONS

As of the date hereof, Seasons has delivered to Parent a schedule (the “Seasons Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained in Article V; provided, however, that (i) no such item is required to be set forth in the Seasons Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 7.2(a), and (ii) the mere inclusion of an item in the Seasons Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seasons that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on Seasons.

Seasons hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) Seasons is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seasons has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Seasons. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Seasons, Parent or the Merger Sub, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 3.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent or written approval of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by Seasons to Parent prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. Seasons is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of Seasons which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Seasons (i) is duly organized and validly existing as a state chartered bank under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(c) Except for its ownership of Seasons Bank, Seasons does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.2. Capitalization.

(a) The authorized capital stock of Seasons consists of 10,000,000 shares of Seasons Common Stock and 2,000,000 shares of Seasons Preferred Stock. As of the date of this Agreement, there were 1,032,890 shares of Seasons Common Stock outstanding, and no shares of Seasons Preferred Stock outstanding and no shares of Seasons Common Stock held in Seasons’ treasury. No other shares of Seasons Common Stock were issued or outstanding. As of the date of this Agreement, no shares of Seasons Common Stock or Seasons Preferred Stock were reserved for issuance, except for an aggregate of 357,231 shares of Seasons Common Stock reserved for issuance upon the exercise of stock options and warrants pursuant to various option award agreements under the Generations Bancshares, Inc. 2001 Stock Incentives Plan and certain warrant agreements of Seasons (collectively, the “Seasons Stock Option Plan”). All of the issued and outstanding shares of Seasons Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 3.2(a) of the Seasons Disclosure Schedule, Seasons does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seasons Common Stock or any other equity securities of Seasons or any securities representing the right to purchase or otherwise receive any shares of Seasons capital stock (including any rights plan or agreement). Section 3.2(a) of the Seasons Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options and warrants pursuant to the Seasons Stock Option Plan, the names of the Optionees, holders of warrants, the date each such option or warrant was granted, the number of shares subject to each such option or warrant, the expiration date of each such option or warrant, any vesting schedule with respect to an option or warrant which is not yet fully vested, and the price at which each such option or warrant may be exercised.

(b) Section 3.2(b) of the Seasons Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Seasons. Except as set forth in Section 3.2(b) of the Seasons Disclosure Schedule, Seasons owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Seasons’ Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Seasons nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Seasons or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 3.2(c) of the Seasons Disclosure Schedule and for the ownership of Seasons’ Subsidiaries, neither Seasons nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seasons’ stockholders may vote (“Voting Debt”) have been issued by Seasons and are outstanding.

3.3. Authority; No Violation.

(a) Seasons has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required Seasons Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Seasons, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Seasons Vote, and no other corporate or stockholder proceedings on the part of Seasons are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seasons and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seasons, enforceable against Seasons in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.3(b) of the Seasons Disclosure Schedule, neither the execution and delivery of this Agreement by Seasons nor the consummation by Seasons of the transactions contemplated hereby, nor compliance by Seasons with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Seasons or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seasons or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seasons or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seasons or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Seasons.

3.4. Consents and Approvals. Except for (i) the approval of the Merger and the Second Merger by the Federal Reserve Board (“FRB”), the Office of Comptroller of Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”) under the Financial Institutions Code of Georgia, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the stockholders of Seasons to be held to vote on the adoption of this Agreement (the “Proxy Statement”) in which the Proxy Statement will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Mississippi pursuant to the Acts, (iv) the adoption of this Agreement by the Required Seasons Vote, (v) the consents and approvals set forth in Section 3.4 of the Seasons Disclosure Schedule, (vi) any notices or filings if any under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (vii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons or Parent, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by Seasons of this Agreement and (B) the consummation by Seasons of the Merger and the other transactions contemplated hereby.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Seasons has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Seasons Reports”). Except as set forth in Section 3.5 of the Seasons Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Seasons Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seasons Reports, and none of the Seasons Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seasons Reports. None of Seasons’ Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Seasons and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Seasons and its Subsidiaries or as set forth in Section 3.5(b) of the Seasons Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Seasons, threatened an investigation into the business or operations of Seasons or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 3.5(b) of the Seasons Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Seasons or any of its Subsidiaries.

(c) The records, systems, controls, data and information of Seasons and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seasons or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Seasons Reports filed with the SEC prior to the date hereof, Seasons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

3.6. Financial Statements; Undisclosed Liabilities.

(a) Except as set forth in Section 3.6 of the Seasons Disclosure Schedule, the financial statements of Seasons (including any related notes thereto) included in the Seasons Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Seasons and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Seasons and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Seasons included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither Seasons nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

3.7. Broker’s Fees. Except as set forth in Section 3.7 of the Seasons Disclosure Schedule, neither Seasons nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 3.7 of the Seasons Disclosure Schedule have previously been furnished to Parent.

3.8. Absence of Certain Changes or Events. Except as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, or as set forth in Section 3.8 of the Seasons Disclosure Schedule, since June 30, 2006, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons and (ii) Seasons and its Subsidiaries have not taken any action that would have been prohibited by Section 5.2 if taken after the date of this Agreement.

3.9. Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Seasons Disclosure Schedule or as publicly disclosed in the Seasons Reports filed with the SEC prior to the date hereof, neither Seasons nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Seasons, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seasons or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Seasons, any of its Subsidiaries or the assets of Seasons or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Seasons.

3.10. Taxes.

(a) Except as set forth in Section 3.10(a) of the Seasons Disclosure Schedule: (i) each of Seasons and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full or made adequate provision in the financial statements of Seasons (in accordance with GAAP) for all Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Seasons or any of its Subsidiaries; and (iii) there are no material Liens for Taxes upon the assets of either Seasons or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither Seasons nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Seasons) filing a consolidated tax return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 3.10(c) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Seasons or any of its Subsidiaries.

(e) None of Seasons or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Except as set forth in Section 3.10(f) of the Seasons Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to Seasons and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Except as set forth in Section 3.10(g) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Except as set forth in Section 3.10(h) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) Neither Seasons nor any of its Subsidiaries has filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

(j) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(k) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

3.11. Employees; Employee Benefit Plans.

(a) Section 3.11 of the Seasons Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Seasons or any of its Subsidiaries has any present or future right to benefits and under which Seasons or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, Seasons has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by Seasons or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the knowledge of Seasons, no event has occurred and no condition exists that would subject Seasons or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) to the knowledge of Seasons, no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 3.11 of the Seasons Disclosure Schedule, no Plan provides retiree welfare benefits and neither Seasons nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither Seasons nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)), is subject to Title IV of ERISA or is subject to Code section 412, and none of Seasons, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Seasons or any of its Subsidiaries, threatened; (ii) no facts or circumstances exist to the knowledge of Seasons or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or similar proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

(f) Except as set forth in Section 3.11(f) of the Seasons Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of Seasons or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Seasons or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Seasons or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Section 3.11(g) of the Seasons Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by Seasons or its Subsidiaries.

3.12. Board Approval; Stockholder Vote Required.

(a) On or prior to the date hereof, the Board of Directors of Seasons, by resolutions duly adopted by vote of those voting at a meeting duly called and held (the “Seasons Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Seasons and its stockholders and declared the

Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Seasons adopt this Agreement and directed that such matter be submitted for consideration by Seasons stockholders at the Seasons Stockholders Meeting. The Seasons Board Approval constitutes approval of this Agreement and the Merger (A) for purposes of the Acts and (B) by at least two-thirds (2/3) of the entire Board of Directors pursuant to the Articles of Incorporation of Seasons. Seasons does not have any shareholder rights plan in effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Seasons Common Stock to adopt this Agreement (the “Required Seasons Vote”) is the only vote of the holders of any class or series of Seasons capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.13. Compliance With Applicable Law.

(a) Except as disclosed in Section 3.13 of the Seasons Disclosure Schedule, Seasons and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seasons or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Seasons, and neither Seasons nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

(b) Seasons and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons. None of Seasons, any of its Subsidiaries, or, to the knowledge of Seasons, any director, officer or employee of Seasons or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.14. Certain Contracts.

(a) Except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as set forth in Section 3.14(a) of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of Seasons or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Seasons or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not publicly disclosed in the Seasons Reports filed prior to the date hereof or set forth in Section 3.14(a) of the Seasons Disclosure Schedule, is referred to herein as a “Seasons Contract”. Seasons has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage loans on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by Seasons or any of its Subsidiaries in fiscal year 2005 of more than $6,000.00 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $6,000.00, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5,000.00 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.2.

(b) Except as set forth in Section 3.14(b) of the Seasons Disclosure Schedule, (i) each Seasons Contract is valid and binding on Seasons or its applicable Subsidiary and in full force and effect, and, to the knowledge of Seasons, is valid and binding on the other parties thereto, (ii) Seasons and each of its Subsidiaries and, to the knowledge of Seasons, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each Seasons Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Seasons or any of its Subsidiaries or, to the knowledge of Seasons, any other party thereto, under any such Seasons Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Seasons.

(c) Section 3.14(c) of the Seasons Disclosure Schedule lists all employment, change-in-control, severance or similar contracts or arrangements with any present or former employee or director. Seasons has previously provided Parent with a copy of each such contract or arrangement.

3.15. Agreements With Regulatory Agencies. Except as set forth in Section 3.15 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.15 of the Seasons Disclosure Schedule, a “Seasons Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Seasons or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting Seasons or any Seasons Subsidiary to enter into or become bound by any Seasons Regulatory Agreement.

3.16. Seasons Information. The information relating to Seasons and its Subsidiaries to be provided by Seasons for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.17. Title to Property.

(a) Except as disclosed in Section 3.17(a) of the Seasons Disclosure Schedule, Seasons and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Seasons and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(b) Seasons and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the Seasons Reports filed prior to the date hereof or as disclosed in Section 3.17(b) of the Seasons Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

(c) All leases of real property and all other leases material to Seasons and its Subsidiaries under which Seasons or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under any such lease any material existing default by Seasons or such Subsidiary or, to the knowledge of Seasons, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Seasons or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seasons.

3.18. Insurance. Seasons and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seasons reasonably has determined to be prudent and consistent with industry practice. Section 3.18 of the Seasons Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Seasons and its Subsidiaries (other than insurance policies under which Seasons or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Seasons and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 3.18 of the Seasons Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Seasons and its Subsidiaries, Seasons or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.19. Environmental Liability. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Seasons or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection or under any local, state or federal environmental statute, regulation or ordinance relating to environmental protection, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Seasons, threatened against Seasons or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under applicable Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Seasons. Except as set forth in Section 3.19 of the Seasons Disclosure Schedule and to the knowledge of Seasons, neither Seasons nor any of its Subsidiaries is a recipient of any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Seasons.

3.20. Opinion Of Financial Advisor. Seasons has received the opinion of SunTrust Robinson Humphrey, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the stockholders of Seasons in the Merger is fair from a financial point of view to such holders of Seasons Common Stock.

3.21. Patents, Trademarks, Etc. Seasons and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 3.21 of the Seasons Disclosure Schedule, neither Seasons nor any of its Subsidiaries is bound by or is a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Seasons nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

3.22. Loan Matters.

(a) (i) Section 3.22(a) of the Seasons Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by Seasons and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of Seasons or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Loans made by Seasons and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 3.22(a) of the Seasons Disclosure Schedule, on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) except as listed in Section 3.22(a) of the Seasons Disclosure Schedule, all such Loans are and were made in compliance in all material respects with all applicable laws and regulations.

(b) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Seasons’ underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(c) Except as set forth in Section 3.22(c) of the Seasons Disclosure Schedule, none of the agreements pursuant to which Seasons or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Except as set forth in Section 3.22(d) of the Seasons Disclosure Schedule, none of Seasons or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. Seasons has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of Seasons and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of Seasons and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

3.23. Community Reinvestment Act Compliance. Seasons Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of satisfactory in its most recently completed exam.

3.24. Labor Matters. Neither Seasons nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seasons or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seasons or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Seasons’ knowledge, threatened, nor is Seasons aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seasons, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Seasons or any of its Subsidiaries or for the account of a customer of Seasons or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seasons or one of its Subsidiaries and, to the knowledge of Seasons, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Seasons or its Subsidiaries and, to the knowledge of Seasons, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Seasons’ knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

As of the date hereof, Parent has delivered to Seasons a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more covenants contained in Article V; provided, however, that (i) no such item is required to be set forth in the Parent Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 7.3(a), and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on Parent.

Parent hereby represents and warrants to Seasons as follows:

4.1. Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a financial holding company under the BHCA. The copies of the certificate of incorporation and bylaws of Parent which have previously been made available to Seasons are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent (i) is duly organized and validly existing as a national bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of 8,062 shares of common stock of First Commercial Bancshares, Inc., Parent does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

4.2. Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of the date of this Agreement, there were 9,615,806 shares of Parent Common Stock outstanding and 1,429,082 shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance, except for an aggregate of 783,287 shares of Parent Common Stock reserved for issuance upon the exercise of stock options under the (i) 2001 Long-Term Incentive Compensation Plan, (ii) 2003 Long-Term Incentive Compensation Plan and (iii) Enterprise Bancshare, Inc. Incentive Plan of 1997 Stock Option. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 4.2(b) of the Parent Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Parent. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With the exception of the incentive plans listed in Section 4.2, Parent and any Subsidiary thereof have not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 4.2(c) of the Parent Disclosure Schedule and for the ownership of Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

4.3. Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of Parent and no other corporate or stockholder proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seasons) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger and the Second Merger by the FRB under the BHCA, (B) the National Bank Merger by the OCC and the FDIC and by GDBF under the Financial Institutions Code of Georgia and (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Georgia and Mississippi pursuant to the Acts, (iv) the adoption of this Agreement by the Required Seasons Vote, (v) the consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule, (vi) any notices or filings, if any, under the HSR Act, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls.

(a) Parent has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries or as set forth in Section 4.5(b) of the Parent Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Parent, threatened an investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Parent or any of its Subsidiaries.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Parent Reports filed with the SEC prior to the date hereof, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Parent (including any related notes thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Parent.

4.7. Absence of Certain Changes or Events. Except as publicly disclosed in the Parent Reports filed prior to the date hereof or as set forth in Section 4.7 of the Parent Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Parent and its Subsidiaries have not taken any action that would have been prohibited by Section 5.3 if taken after the date of this Agreement.

4.8. Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

4.9. Board Approval; Stockholder Vote Required. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Parent Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger. The approval of the stockholders of Parent is not required by applicable law, by its articles of incorporation, bylaws or AMEX.

4.10. Compliance With Applicable Law. Except as disclosed in Section 4.10 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent.

4.11. Agreements With Regulatory Agencies. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.11 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

4.12 Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seasons or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent or written approval of Parent, during the period from the date of this Agreement to the Effective Time, Seasons shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

5.2. Seasons Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.2 of the Seasons Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Seasons shall not, and shall not permit any of its Subsidiaries to, without (i) the prior written consent of Parent, which shall not be unreasonably withheld or delayed, or (ii) the written non-objection by Parent or its representatives in accordance with the terms and conditions of that certain Management Consulting Agreement between Parent and Seasons of even date herewith (“Management Consulting Agreement”):

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than dividends paid by any of the Subsidiaries of Seasons so long as such dividends are only paid to Seasons or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause Seasons Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof and disclosed in Section 3.2(a) of the Seasons Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 5.2 of the Seasons Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to Seasons, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than loans to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $15,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of Seasons or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 3.11 of the Seasons Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of Seasons or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 3.11 of the Seasons Disclosure Schedule; (iii) loan or advance any money or other property to any present or former director, officer or employee of Seasons or its Subsidiaries, except for loans made in accordance with Seasons Bank’s loan policy in effect on the date hereof and in compliance with

Regulation O; (iv) establish, adopt, enter into or, except as required by applicable law, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (v) except as required by applicable law, increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 5.2(g) of the Seasons Disclosure Schedule, make any capital expenditures in excess of (A) $10,000 per project or related series of projects or (B) $25,000 in the aggregate;

(h) except as set forth in Section 5.2(h) of the Seasons Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for loans or commitments for loans that have previously been approved by Seasons prior to the date of this Agreement, (A) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of not greater than $500,000 (in each case, or in the aggregate to a borrower and its affiliates in an amount not in excess of $500,000; provided that, such loans are made in accordance with the policies and procedures at Seasons and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of $500,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practices; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of Seasons (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 5.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $10,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) except as otherwise described in Section 6.4, amend its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Seasons), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Seasons’ independent public accountants;

(q) issue any mortgage-backed securities with respect to any loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of Seasons or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of Seasons or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3. Parent Forbearances. Except as expressly provided in this Agreement or with the prior written consent of Seasons, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 8.1(c).

Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 5.3 of the Parent Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Seasons, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of Parent or to change the par value of the Parent Common Stock;

(b) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on Parent;

(c) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by Parent’s independent public accountants;

(d) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 7.1 and 7.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 7.2(c) or in a material violation of any provision of this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Regulatory Matters.

(a) Seasons shall promptly prepare and file with the SEC the Proxy Statement. Seasons shall use its reasonable best efforts to respond as promptly as practicable after such filing to any SEC comments thereon and will make additional filings in connection therewith that may be necessary and advisable in connection with the Seasons Stockholders Meeting (as hereinafter defined), and thereafter to mail the Proxy Statement to its stockholders.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) Parent and Seasons shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Seasons or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Seasons acknowledges and agrees that Parent intends to cause Seasons, as the Surviving Company, to merge with and into Parent and to have Seasons Bank merged with and into Cadence Bank immediately after the Effective Time. Seasons agrees that its obligations pursuant to this Section 6.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the National Bank Merger to be consummated at such time.

6.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Seasons shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Seasons and its Subsidiaries, and, during such period, Seasons shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Seasons is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Seasons nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall hold all information furnished by Seasons or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 10, between Parent and Seasons (the “Confidentiality Agreement”).

(c) No investigation by Parent or its respective Representatives subsequent to the date hereof shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Seasons set forth herein.

6.3. Stockholder Approval. Seasons shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “Seasons Stockholders Meeting”) as promptly as practicable following clearance of comments, if any, to the Proxy Statement by the SEC for the purpose of obtaining the Required Seasons Vote and, except as provided hereby, shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Seasons shall unanimously recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seasons (the “Seasons Recommendation”); provided, however, that the Board of Directors of Seasons may (x) withdraw, modify, qualify in any manner adverse to Parent, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the Seasons Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Seasons Recommendation”) if the Board of Directors of Seasons determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of Seasons at the Seasons Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Seasons of such obligation.

6.4. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Seasons shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seasons or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.2(c).

(b) Seasons shall, and cause its Subsidiary to, accrue an adequate level of reserves related to any claims, loans, litigation or other assets or proceedings to the satisfaction of Parent as of the Closing Date and will increase its loan loss reserve by $1.5 million for the quarter ended September 30, 2006.

(c) Subject to the terms and conditions of this Agreement (including the proviso in Section 6.4(a)), each of Parent and Seasons agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or Seasons is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

6.5. Employees; Employee Benefit Plans.

(a) As of or as soon as practicable following the Effective Time, the employees of Seasons and its Subsidiaries (the “Seasons Employees”) shall become employees of Parent or a Subsidiary thereof and shall be eligible to participate in the Parent Plans in which similarly situated employees of Parent or Cadence participate, to the same extent as similarly situated employees of Parent or Cadence (it being understood that inclusion of Seasons Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Seasons Employee under the Parent Stock Option Plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Seasons Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with Seasons or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by Parent or any of its Subsidiaries, and (iii) nothing contained herein shall require a Seasons Employee’s participation in the Parent defined benefit pension or Parent Employee Stock Ownership Plan.

(b) With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under any Parent defined benefit pension plan), service with Seasons or any Subsidiary shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan (including those required or governed by the Health Insurance Portability and Accountability Act of 1996). Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Seasons Plan to the extent information is provided by the employee, third-party administrator or insurance carrier. Seasons Employees shall be given full credit for amounts paid under a corresponding Seasons or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(c) Immediately prior to the Effective Time, the Seasons Simple IRA Plan shall be terminated and the Seasons employees who are then participating in the Seasons Simple IRA Plan shall be eligible to become participants in the Parent Employee 401(k) Plan.

(d) Any person who is serving as an employee of either Seasons or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by Parent or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from Parent or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by Seasons or a Seasons Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance; provided that the benefits payable pursuant to this Section 6.5(d) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to Seasons’ written severance policy described in Section 3.11(a) of the Seasons Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 6.5(d), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

(e) Section 6.5(e) of the Seasons Disclosure Schedule sets forth the earned but untaken vacation for employees of Seasons and its Subsidiaries as of September 30, 2005. If the employment of any employee of Seasons or any of its Subsidiaries identified on Section 6.5(e) of the Seasons Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay earned (consistent with the financial statements provided by Seasons to Parent) based on such employee’s employment with Seasons shall be paid to the employee to the extent not used prior to the termination of employment.

(f) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by Parent and Seasons after the date hereof, Seasons may pay cash retention bonuses to employees of Seasons and its Subsidiaries who are selected by Seasons and approved by Parent, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter.

6.6. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Seasons or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Seasons, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of Seasons or any of its Subsidiaries as of the date of this Agreement is set forth in Section 6.6(a) of the Seasons Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the articles of incorporation and bylaws of Seasons as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the GBCC, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.6 except (and only) to the extent such failure to notify materially prejudices Parent. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (A) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) Parent elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

(b) Nothing contained in Section 6.6(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Seasons may have under applicable law or regulation or the Seasons’ Articles of Incorporation, Bylaws or the equivalent documents of any Subsidiary of Seasons, as applicable, in each case as in effect on the date hereof, which Parent agrees to honor in accordance with their terms. Without limiting the foregoing, Parent also agrees that the limitations on liability existing in favor of the Indemnified Parties in Seasons’ Articles of Incorporation or the equivalent documents of any Seasons Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(c) Parent shall use its reasonable best efforts to cause the persons serving as officers and directors of Seasons immediately prior to the Effective Time to be covered for a period of two years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Parent (provided that Parent’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of Seasons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Seasons, and provided further that in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Seasons for the insurance covering the officers and directors of Seasons (the “Insurance Amount”), and provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.6(c) as a result of the preceding proviso, Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(e) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.6.

6.7. Advise of Changes. Parent and Seasons shall promptly advise in writing the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

6.8. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available after the end of each calendar quarter ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of Seasons and each of its Subsidiaries or of Parent and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 6.8 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

6.9. Certain Modifications. At or before the Effective Time, upon the request of Parent or pursuant to the terms of the Management Consulting Agreement, Seasons shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of Parent; provided, however, that Seasons shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless Parent agrees in writing that all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 6.9.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Seasons shall have obtained the Required Seasons Vote in connection with the adoption of this Agreement.

(b) All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger and the Second Merger by the FRB under BHCA; the approval of the National Bank Merger by the OCC and FDIC and by the GDBF under the Financial Institutions Code of Georgia) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

7.2. Conditions to Obligations of Parent. The obligations of Parent to cause Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Subject to the provisions of Section 6.9 herein, the representations and warranties of Seasons set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 3.2(a), which shall be true and correct in all material respects, and Section 3.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Seasons. Parent shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and Chief Financial Officer of Seasons to the foregoing effect.

(b) Seasons shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seasons by the Chief Executive Officer and the Chief Financial Officer of Seasons to such effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Parent.

(d) Seasons shall have increased its loan loss reserve by $1.5 million for the quarter ended September 30, 2006.

7.3. Conditions To Obligations Of Seasons. The obligation of Seasons to effect the Merger is also subject to the satisfaction or waiver by Seasons at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2, which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. Seasons shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seasons shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and Seasons in a written instrument, if the Board of Directors of each of Parent and Seasons so determines;

(b) by either Parent or Seasons if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or Seasons if the Effective Time shall not have occurred on or before December 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or Seasons in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.1(c), provided that the failure to consummate the Merger is not caused by the party seeking to terminate pursuant to this Section 8.1(d).

(e) by either Parent or Seasons (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

(f) by either Parent or Seasons if the Required Seasons Vote shall not have been obtained at the Seasons Stockholders Meeting or at any adjournment or postponement thereof;

(g) by Parent, if the Board of Directors of Seasons shall have failed to recommend adoption of this Agreement by the stockholders of Seasons or shall have effected a Change in Seasons Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement;

(h) by Parent if a tender offer or exchange offer for 5% or more of the outstanding shares of Seasons Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Seasons recommends that the stockholders of Seasons tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i) by Seasons in the event it receives an acquisition proposal which the Board of Seasons concludes in good faith is a superior proposal; provided that Seasons notifies Parent within 24 hours of such proposal and provided further that the Board of Seasons makes its conclusion within 10 business days of receipt of proposal.

8.2. Effect of Termination. In the event of termination of this Agreement by either Parent or Seasons as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seasons, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, and 9.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seasons shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.12 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seasons; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2. Expenses. Except as provided in Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent, to:	Cadence Financial Corporation
Cadence Plaza
P.O. Box 1187
Starkville, Mississippi 39760
Facsimile: (662) 323-1341
Attention: Lewis F. Mallory, Jr.

	with a copy to:	Adams and Reese LLP
One Houston Center
1221 McKinney
Houston, Texas 77010
Facsimile: (713) 652-5152
Attention: Mark L. Jones

(b)	if to Seasons, to:	Seasons Bancshares, Inc.
336 Blue Ridge Street
Blairsville, Georgia 30514
Facsimile: (706) 745-5593
Attention: William L. Sutton

	with a copy to:	Powell Goldstein LLP
1201 W. Peachtree Street NW, 14th Floor
Atlanta, Georgia 30309
Facsimile: (404) 572-6999
Attention: Kathryn L. Knudson

9.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Seasons, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

9.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi (except to the extent that mandatory provisions of federal law or the GBCC are applicable).

9.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.9. Publicity. Parent and Seasons shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of OTC or other trading organization (in the case of a release or statement by Seasons) or AMEX (in the case of such a release or statement by Parent). Without limiting the reach of the preceding sentence, Parent and Seasons shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Seasons and its Subsidiaries shall (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Parent with stockholder lists of Seasons and (c) allow and facilitate Parent contact with stockholders of Seasons.

9.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 6.6 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent and Seasons have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

PARENT:

CADENCE FINANCIAL CORPORATION,
a Mississippi corporation

By:	/s/ Lewis F. Mallory
Name:	Lewis F. Mallory
Title:	President and Chief Executive Officer

MERGER SUB:

CADENCE FINANCIAL
CORPORATION OF GEORGIA,
a Mississippi corporation

By:	/s/ Lewis F. Mallory
Name:	Lewis F. Mallory
Title:	President and Chief Executive Officer

SEASONS:

SEASONS BANCSHARES, INC.,
a Georgia corporation

By:	/s/ William L. Sutton
Name:	William L. Sutton
Title:	Chief Executive Officer

Appendix B

GEORGIA DISSENTERS’ RIGHTS STATUTES

GEORGIA BUSINESS CORPORATION CODE

14-2-1301.

As used in this article, the term:

(1) ‘Beneficial shareholder’ means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) ‘Corporate action’ means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) ‘Corporation’ means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) ‘Dissenter’ means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) ‘Fair value,’ with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) ‘Interest’ means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) ‘Record shareholder’ means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) ‘Shareholder’ means the record shareholder or the beneficial shareholder.

14-2-1302.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters´ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the ‘Georgia Civil Practice Act,’ applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix C

OPINION OF SUNTRUST ROBINSON HUMPHREY

September 22, 2006

Board of Directors

Seasons Bancshares, Inc.

336 Blue Ridge Street

P.O. Box 2359

Blairsville, GA 30514

Ladies and Gentlemen:

We understand that Seasons Bancshares, Inc., a Georgia corporation (“Seasons” or the “Company”) is considering entering into an Amended and Restated Agreement and Plan of Merger (the “Agreement”) with Cadence Financial Corporation, a Mississippi corporation (“Cadence”), pursuant to which the Company will be merged (the “Proposed Transaction”) with and into Cadence and each outstanding share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $15.00 in cash (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock in the Proposed Transaction. Our opinion addresses the aggregate consideration to be received by the holders of Company Common Stock as a whole, without regard to size of holdings by individual shareholders, and we are not opining on the particular situations of specific shareholders.

In arriving at our opinion, among other things, we: (1) reviewed the September 22, 2006 draft of the Agreement; (2) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company; (3) reviewed internal financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company that is not publicly available; (4) compared the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; and (5) compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we had discussions with the management of the Company concerning the Company’s business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information discussed with or reviewed by us in arriving at our opinion, and we have not assumed any responsibility or liability therefore. With respect to the financial forecasts and estimates provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that they have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and are otherwise reasonable. We have also assumed with your approval that the future financial results referred to herein that were provided to us by the Company will be achieved at the times and in the amounts estimated by the management of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We did not review individual credit files nor did we make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or any of its subsidiaries, and we were not furnished with any such evaluation or appraisal. In addition, we are not an

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expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, we have assumed that the Company’s allowances for losses are in the aggregate adequate to cover those losses.

We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Proposed Transaction. We have not been asked to, nor do we, offer any opinion as to any terms or conditions of the Agreement or the form of the Proposed Transaction. In rendering this opinion, we have assumed, with your consent, that the Agreement does not differ in any respect from the draft we have examined and that Cadence and the Company will comply in all material respects with the terms of the Agreement and that the Proposed Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. It should be understood that, although subsequent developments or circumstances may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of Cadence for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with Cadence in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the holders of Company Common Stock in the Proposed Transaction is fair. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of SunTrust Robinson Humphrey; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

Very truly yours,

SUNTRUST CAPITAL MARKETS, INC.

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